
ETFs
GRANITESHARES ETFs

COMMODITIES

TICKER	FUND NAME	INCEPTION DATE	EXPENSE RATIO	AUM	DOWNLOADS	PROSPECTUS
COMB	GRANITESHARES BLOOMBERG COMMODITY BROAD STRATEGY NO K-1 ETF	05/22/2017	0.25%	$6,602,865.08	FACTSHEET	PROSPECTUS
COMG	GRANITESHARES S&P GSCI COMMODITY BROAD STRATEGY NO K-1 ETF	05/22/2017	0.35%	$1,411,806.71	FACTSHEET	PROSPECTUS
BAR	GRANITESHARES GOLD TRUST	08/31/2017	0.20%	$5,081,688.67	FACTSHEET	PROSPECTUS

Performance data quoted represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted.

The Adviser has contractually agreed to waive or reduce its fees and to reimburse the each Fund for its expenses until June 30, 2018, so that the total annual operating expenses (excluding interest, taxes, brokerage commissions, expenses related to short sales, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of each Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) of the GraniteShares Bloomberg Commodity Strategy Broad No K-1 ETF and the GraniteShares S&P GSCI Commodity Strategy Broad No K-1 ETF are limited to 0.30% and 0.40%, respectively. Performance would have been lower without fee waivers in effect.

Click on the fund names above for more information.

DISCLAIMER

INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES CAREFULLY BEFORE INVESTING. FOR A PROSPECTUS OR SUMMARY PROSPECTUS WITH THIS AND OTHER INFORMATION ABOUT THE FUND, PLEASE CALL (844) 476 8747 OR VISIT THE WEBSITE AT WWW.GRANITESHARES.COM. READ THE PROSPECTUS OR SUMMARY PROSPECTUS CAREFULLY BEFORE INVESTING.

**"OTHER EXPENSES" ARE BASED ON ESTIMATED AMOUNTS FOR THE CURRENT FISCAL YEAR. PLEASE NOTE THAT BROKERAGE COMMISSIONS/EXPENSES WILL APPLY AND ARE NOT REFLECTED IN THE TOTAL ANNUAL FUND OPERATING EXPENSES. THIS CAN AFFECT FUND PERFORMANCE.

INDEX PERFORMANCE DOES NOT REPRESENT THE ETF'S PERFORMANCE. IT IS NOT POSSIBLE TO INVEST DIRECTLY IN AN INDEX.

INDEXES ARE UNMANAGED AND INDEX RETURNS DO NOT INCLUDE INVESTMENT FEES AND EXPENSES.

THE FUNDS ARE DISTRIBUTED BY FORESIDE FUND SERVICES, LLC. GRANITESHARES IS NOT AFFILIATED WITH FORESIDE FUND SERVICES, LLC.

BLOOMBERG COMMODITY INDEX: BLOOMBERG COMMODITY INDEX IS A FINANCIAL BENCHMARKS DESIGNED TO PROVIDE LIQUID AND DIVERSIFIED EXPOSURE TO PHYSICAL COMMODITIES VIA FUTURES CONTRACTS. THE WEIGHTINGS OF THE COMPONENTS OF ... ON (1) LIQUIDITY DATA, WHICH IS THE RELATIVE AMOUNT OF TRADING ACTIVITY OF A PARTICULAR COMMODITY; (2) PRODUCTION DATA, WHICH MEASURES THE IMPORTANCE OF A COMMODITY TO THE WORLD ECONOMY; AND (3) DIVERSIFICATION RULES TH... DISPROPORTIONATE WEIGHTINGS OF ANY SINGLE COMMODITY.

FUND RISKS

YOU COULD LOSE MONEY BY INVESTING IN THE ETFS. THERE CAN BE NO ASSURANCE THAT THE INVESTMENT OBJECTIVE OF THE FUNDS WILL BE ACHIEVED. NONE OF THE FUNDS SHOULD BE RELIED UPON AS A COMPLETE INVESTMENT PROGRAM. THE INVESTM... SPECULATIVE, ENTAILS SUBSTANTIAL RISKS AND INCLUDE ASSET CLASSES AND INVESTMENT TECHNIQUES NOT EMPLOYED BY MORE TRADITIONAL MUTUAL FUNDS. INVESTMENTS IN THE ETFS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED E... CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THE FUND MAY ENGAGE IN FREQUENT TRADING OF DERIVATIVES. ACTIVE AND FREQUENT TRADING MAY LEAD TO THE REALIZATION AND DISTRIBUTION TO SHAREHOLDERS OF HIGHER SHORT-TERM CAPITAL GAINS, WHICH WOULD INCREASE THEIR TAX LIABILITY. FREQUENT TRADING ALSO INCREASES TRANSACTION COSTS, SUCH AS COMMISSIONS, WHICH COULD DETRACT FROM THE FUND'S PERFORMANCE.